Exhibit 10.6

DAWSON GEOPHYSICAL COMPANY

2006 STOCK AND PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) between DAWSON GEOPHYSICAL COMPANY (the “Company”) and                      (the “Participant”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of                      Stock Units (as defined in the Dawson Geophysical Company 2006 Stock and Performance Incentive Plan (the “Plan”), such Stock Units comprising this Award referred to herein as “Restricted Stock Units”) awarded to the Participant on                      (the “Award Date”), such number of Restricted Stock Units subject to adjustment as provided in the Plan, and further subject to the terms and conditions set forth herein.

1.	Relationship to Plan.

This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company’s Compensation Committee (the “Committee”) and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Agreement:

(a)	“Cause” means:

(i)    unacceptable or inadequate performance as determined by the Company, including but not limited to failure to perform the Participant’s job at a level or in a manner acceptable to the Company;

(ii)   misconduct, dishonesty, acts detrimental or destructive to the Company or any Subsidiary or to any employees or property of the Company or any Subsidiary; or

(iii)  violation of any policies of the Company.

(b)	“Change of Control” means

(i)    any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

(ii)   the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election unless a majority of the new members of the Board were recommended or approved by majority vote of the members of the Board immediately prior to such shareholder meeting;

(iii)  the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

(iv)  the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

Notwithstanding the foregoing, no event or condition shall constitute a Change of Control in connection with this Award to the extent that the event or condition would result in the imposition of an applicable tax under Section 409A of the Code.

(c)    “Disability” means illness or other incapacity which prevents the Participant from continuing to perform the duties of his job for a period of more than three months.

(d)	“Employment” means employment with the Company or any of its Subsidiaries.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.	Vesting Schedule.

(a)	This Award shall vest in accordance with the following schedule:

100% of the Restricted Stock Units subject to this Award shall vest on the third anniversary of the Award Date.

(b)    All Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above; provided that the Participant has been in continuous Employment since the Award Date, upon the occurrence of:

(i)    a Change of Control;

(ii)   the Participant’s termination of Employment due to death or Disability; or

(iii)  the Participant’s termination of Employment by the Company or a Subsidiary for reasons other than Cause.

3.	Forfeiture of Award.

Except as provided in any other agreement between the Participant and the Company, if the Participant’s Employment terminates other than by reason of the matters stated above in Section 2(b) of this Agreement, all unvested Restricted Stock Units as of the termination date shall be forfeited.

4.	Payment.

Upon the vesting of any Restricted Stock Units that have not theretofore been forfeited pursuant to Section 2 or 3 above, the Committee shall cause the Company to deliver to the Participant or Participant’s beneficiary or estate, as the case may be (the “Payee”), certificates representing the applicable number shares of Common Stock in respect of such vested Restricted Stock Units or cause such shares of Common Stock to be evidenced in book-entry form in the name of the Payee in the stock register of the Company maintained by the Company’s transfer agent (in which case certificates shall be delivered upon written request to the Payee as promptly as is reasonably practicable following Payee’s request therefor).

Notwithstanding anything contained herein to the contrary, in no event shall such shares of Common Stock be delivered or evidenced in book-entry form pursuant to the preceding paragraph, as applicable, later than (i) the end of the calendar year in which vesting occurs, or, if later, (ii) the 15th day of the third calendar month following the date on which vesting occurs.

5.      Voting Rights and Dividend Equivalent Rights. Notwithstanding anything contained herein to the contrary, in no event shall the Participant have any right to vote any Restricted Stock Units or to exercise or receive any other rights, powers and privileges of a holder of the shares of Common Stock (including any right to dividend or similar payments) with respect to such Restricted Stock Units until such time that (i) the vesting requirements with respect to such Restricted Stock Units have been fulfilled, and (ii) shares of Common Stock (in respect of such Restricted Stock Units) are delivered or evidenced in the stock register pursuant to Section 4 above.

6.	Delivery of Shares.

The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock or take such other action to comply with any such law, rule, regulation or agreement.

7.	Notices.

Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

(a)    by registered or certified United States mail, postage prepaid, to Dawson Geophysical Company, Attn: Corporate Secretary, 508 West Wall, Suite 800, Midland, Texas 79701; or

(b)    by hand delivery or otherwise to Dawson Geophysical Company, Attn: Corporate Secretary, 508 West Wall, Suite 800, Midland, Texas 79701.

Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

8.	Assignment of Award.

Except as otherwise permitted by the Committee, the Participant’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation or by the laws of descent and distribution.

9.	Withholding.

At the time any shares of Common Stock hereunder are delivered or evidenced in book-entry form pursuant to Section 4, the amount of all federal, state and other governmental withholding tax requirements with respect to such shares shall be satisfied pursuant to such procedures as Committee, in its discretion, may deem appropriate, including (but not limited to): (a) electing to have the Company withhold from such shares an amount of shares having a Fair Market Value equal to the amount required to be withheld or paid; (b) requiring the Participant to pay all or any portion of the taxes required to be withheld or paid by delivering cash, or, as applicable, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid; or (c) requiring any combination of the foregoing or otherwise.

10.	Stock Certificates.

Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 10 have been complied with.

11.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

12.	No Employment Guaranteed.

No provision of this Agreement shall confer any right upon the Participant to continued Employment with the Company or any Subsidiary.

13.	Governing Law.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

14.	Amendment.

This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.

DAWSON GEOPHYSICAL COMPANY

Date:	By:
Christina W. Hagan
Executive Vice President / CFO

The Participant hereby accepts the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date: